EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated November 21, 2013 with respect to the audited consolidated financial statements of Natural Resource Group, Inc. for the year ended October 31, 2012.

/s/ MaloneBailey, LLP

www.malone-bailey.com
Houston, Texas

October 15, 2014

Consent of Independent Registered Public Accounting Firm

Board of Directors
Diversified Resources, Inc. (“the Company”)

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 of our report dated May 15, 2014, relating to the consolidated financial statements of the Company as of and for the year ended October 31, 2013, which appears in this Registration Statement.

/s/ Kingery & Crouse, P.A.

Certified Public Accountants
Tampa, Florida
October 15, 2014